Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into this 8th day of September, 2006 by and among (i) Rand Medical Billing, Inc. a California corporation (“Rand”), (ii) Marvin I. Retsky, M.D. (“Retsky”), the sole stockholder of Rand and (iii) Orion HealthCorp Inc., a Delaware corporation (“Purchaser”), (Purchaser, Retsky and Rand are each a “Party” and are collectively the “Parties”).

RECITALS:

WHEREAS, Retsky owns one hundred percent of the issued and outstanding shares of capital stock of Rand; and

WHEREAS, Retsky desires to sell to Purchaser, and Purchaser desires to purchase from Retsky, the Shares (as defined below) owned by Retsky, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements, and subject to the terms and conditions, set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE OF SHARES

1.1	Sale of Shares

Upon the terms and subject to the conditions in this Agreement, Purchaser will purchase, and Retsky will convey, transfer, assign and deliver to Purchaser, free and clear of all Encumbrances (as defined below), on the Closing Date (as defined below), the number of the shares of capital stock of Rand set forth opposite his name on Schedule 1.1 attached hereto (the “Shares”), which represents all of the issued and outstanding shares of capital stock of Rand.

1.2	Method and Conveyance of Transfer

The conveyance and transfer of the Shares will be effected by delivery of all certificates evidencing the Shares, duly endorsed in blank by Retsky, or such other instruments of transfer as are reasonably acceptable to Purchaser in each case, vesting in Purchaser good and marketable title to the Shares, free and clear of all Encumbrances.

ARTICLE II

PURCHASE PRICE

2.1	Purchase Price

Purchaser agrees to pay Retsky, Nine Million Three Hundred Sixty Five Thousand Three Hundred Thirty Three Dollars ($9,365,333) (the “Purchase Price”) for the Shares. The Purchase Price will be subject to possible adjustments pursuant to future revenue results and possible Losses subject to indemnification. The Purchase Price shall be paid as follows:

(a) Cash Down.  At the Closing, Purchaser will pay Retsky, by wire transfer of immediately available funds to an account specified by Retsky, an amount equal to Six Million Eight Hundred Thousand Dollars ($6,800,000) (the “Cash Down Payment”);

(b) Promissory Note.  At the Closing, Purchaser will execute and deliver to Retsky a promissory note in the original principal amount of One Million Three Hundred Sixty Five Thousand Three Hundred Thirty Three Dollars ($1,365,333), in substantially the form attached hereto as Exhibit A (the “Promissory Note”);

(c) Cash Escrow.  At the Closing, Purchaser will deliver to City National Bank, or such other escrow agent as mutually agreed to by the parties located in the State of California, (the “Escrow Agent”) for deposit into an interest-bearing escrow account (“Cash Escrow Account”), by wire transfer of immediately available funds, an amount equal to Six Hundred Thousand Dollars ($600,000) (the “Escrow Amount”) to be held pursuant to the terms of an Escrow Agreement between Retsky, Purchaser and Escrow Agent (the “Escrow Agreement”);

(d) Stock Shares Issued.  At the Closing, Purchaser will deliver to Escrow Agent a stock certificate for the number of shares of Class A common stock of Purchaser (the “Common Stock”) equal in value to Six Hundred Thousand Dollars ($600,000). For purposes of calculating the average price per share (the “Closing Date Price Per Share”) for the Common Stock to be delivered pursuant to this Section 2.1(d) at the Closing, the price per share shall be the price of the Common Stock for the twenty (20) day period immediately prior to the Closing Date. The number of shares of Common Stock delivered in satisfaction of the Stock Consideration portion of the Purchase Price shall be determined by dividing Six Hundred Thousand Dollars ($600,000) by the Closing Date Price Per Share (the “Stock Consideration”). The number of shares of Common Stock included in the Purchase Price shall be adjusted to reflect any subsequent stock split, reverse split or reclassification, or the like.

2.2	Methods and Definitions

(a) Gross Revenue Targets and Definitions.

(i) The calendar 2007 minimum gross revenue target is Six Million Three Hundred Forty Nine Thousand Two Hundred and Six Dollars ($6,349,206) (“2007 Minimum Revenue Target”).

(ii) The calendar 2008 minimum gross revenue target is Nine Million Six Hundred Thousand Dollars ($9,600,000) (“2008 Minimum Revenue Target”).

(iii) The last day of the financial period that will be used for determining the revenue levels achieved shall be referred to as the “Reporting Date”.

(b) Determination of Gross Revenue.  Within sixty (60) days following the Reporting Dates set forth in Sections 2.3 and 2.4 below, Purchaser will deliver a written notice to Retsky (“Revenue Notice”) detailing the Gross Revenue (as defined below) of Rand for the 12 month period ended on the Reporting Date, (such amount as finally determined in accordance with this Section 2.2(b), the “Actual Gross Revenue”). If Retsky objects to the calculation of Gross Revenue in the Revenue Notice, he shall notify Purchaser within thirty (30) days following receipt of such Revenue Notice, setting forth in specific detail the basis for such objection (the “Objection Notice”). If Retsky fails to deliver the Objection Notice within such time period, the Actual Gross Revenue shall be as set forth in the Revenue Notice. If an Objection Notice is delivered within the required period, then Purchaser and Retsky shall use their respective best efforts to reach agreement as to any such proposed adjustment to Gross Revenue detailed in such Objection Notice. If Purchaser and Retsky are unable to resolve any such dispute within thirty (30) days of Purchaser’s receipt of the Objection Notice, then Purchaser and Retsky shall select a regionally recognized independent accounting firm (“Accounting Firm”) mutually acceptable to the parties to resolve said dispute. In the event Purchaser and Retsky cannot agree on a mutually acceptable Accounting Firm, Purchaser and Retsky each shall select a regionally recognized independent accounting firm and the two accounting firms so selected shall select the Accounting Firm. Purchaser and Retsky shall use commercially reasonable efforts to cause a report to be rendered by the Accounting Firm within thirty (30) days of its appointment. The determination of the Accounting Firm shall be final and binding on Retsky and Purchaser. The costs and expenses of the Accounting Firm will be shared equally by Purchaser and Retsky. For purposes of this Agreement, “Gross Revenue” means revenue recognized in accordance with generally accepted accounting principles (“GAAP”) used by Purchaser in preparing its consolidated financial statements.

2.3	2007 Actual Gross Revenue Calculation

For purposes of this Agreement, the Actual Gross Revenue for the period ending December 31, 2007 (the “2007 Actual Revenue”) will be equal to the Actual Gross Revenue, based upon a Reporting Date of December 31, 2007, as determined pursuant to the methods set forth in Section 2.2(b) above.

(a) Early Escrow Release.  If the 2007 Actual Revenue equals or exceeds the 2007 Minimum Revenue Target and the amount of the aggregate Losses, as defined in Article X subject to indemnification by Retsky, is less than the Threshold amount defined in Section 10.2, then, within thirty (30) days following the final determination of the 2007 Actual Revenue, Purchaser and Rand shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to take the following actions:

(i) Release the balance of the funds held in the Cash Escrow Account (including any accrued interest) to Retsky.

(ii) Release the balance of the Stock Consideration held in escrow pursuant to Section 2.1(d) to Retsky.

(b) Escrow Release Postponed.  If the 2007 Actual Revenue is less than the 2007 Minimum Revenue Target, then the Cash Escrow Account and the Stock Consideration will not be released by the Escrow Agent and the Purchase Price will be subject to the adjustments set forth in Section 2.4 below and not pursuant to Section 2.3.

(c) Partial Escrow Release.  If the 2007 Actual Revenue is greater than the 2007 Minimum Revenue Target, but if the amount of the aggregate Losses as defined in Article X, subject to indemnification by Retsky, is more than or equal to the Threshold amount defined in Section 10.2, then the Cash Escrow Account and the Stock Consideration will in that order be reduced by the amount of the aggregate Losses as defined in Article X, subject to indemnification by Retsky, with the balance of the funds held in the Cash Escrow Account if any (including any accrued interest) and the balance of the Stock Consideration held in Escrow pursuant to Section 2.1(d), if any paid to Retsky. For purposes herein, the price per share shall be determined in the manner set forth in Section 2.4(d)(vi) using December 31, 2007 as the date and not December 31, 2008.

2.4	2008 Purchase Price Adjustment

For purposes of this Agreement, the Actual Gross Revenue for the period ending December 31, 2008 (the “2008 Actual Revenue”) will be equal to the Actual Gross Revenue, based upon a Reporting Date of December 31, 2008, as determined pursuant to the method set forth in Section 2.2(b) above. Subsections (a) through (d) define the four possible outcomes and the respective actions to be taken:

(a) Revenue Exceeds 2008 Minimum Revenue Target.  If the 2008 Actual Revenue is equal to or greater than the 2008 Minimum Revenue Target then, subject to Section 2.5 below, (i) Purchaser and Retsky shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to take the actions described in Section 2.3(a) provided that these actions were not previously taken in compliance with Section 2.3(a) above (ii) Purchaser will proceed to pay the balance due on the Promissory Note (Section 2.1(b)) in five equal monthly installments beginning March 1, 2009. In this case the Purchase Price equals the amount stated in Section 2.1.

(b) Revenue Exceeds 2007 Minimum Revenue Target.  If the 2008 Actual Revenue is less than the 2008 Minimum Revenue Target but is equal to or greater than the 2007 Minimum Revenue Target, then, subject to Section 2.5 below, Purchaser and Retsky shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to take the actions described in Section 2.3(a), provided that these actions were not previously taken in compliance with Section 2.3(a). In addition, the total amount due on the Promissory Note will be computed subject to the following adjustment:

(i) An adjustment factor will be computed, as follows: the 2007 Minimum Revenue Target amount will be subtracted from the 2008 Actual Revenue with the remainder then divided by Three Million Two Hundred Fifty Thousand Seven Hundred Ninety Four Dollars ($3,250,794) (“Promissory Note Adjustment Factor”), provided, however the Promissory Note Adjustment Factor cannot be greater than one (1).

(ii) The adjusted amount of the Promissory Note will be determined by multiplying the Promissory Note Adjustment Factor by original amount of the Promissory Note (the “Adjusted Promissory Note Obligation”). The Adjusted Promissory Note Obligation will be the full Purchaser obligation with regard to the Promissory Note, and such amount will be due and payable in five equal monthly installments beginning March 1, 2009. At Purchasers’ request Retsky will return the Promissory Note to Purchaser for cancellation and Purchaser will execute and deliver a new Promissory Note to Retsky for the amount of the Adjusted Promissory Note Obligation.

(iii) In this case the Purchase Price equals the amount stated in Section 2.1 less the amount by which the Promissory Note was reduced in this Section 2.4(b).

(c) 2007 Minimum Revenue Target Previously Met but 2008 Revenue is Under 2007 Minimum Revenue Target.  If in accordance with Section 2.3(b), the 2007 Minimum Revenue Target was previously equaled or exceeded, but the 2008 Actual Revenue is less than the 2007 Minimum Revenue Target, the Promissory Note will be marked canceled with no payment due and returned to Purchaser, thereby reducing the amount of the Purchase Price stated in Section 2.1 by the full amount of the Promissory Note.

(d) Revenue is Under 2007 Minimum Revenue Target.  If the 2007 Actual Revenue was not equal to or greater than the 2007 Minimum Revenue Target and the release of the cash and shares was postponed in accordance with Section 2.3(b) and the 2008 Actual Revenue is less than the 2007 Minimum Revenue Target, then, subject to Section 2.5 below, the following procedures will be used to adjust the Purchase Price:

(i) The Promissory Note will be marked canceled with no payment due and returned to Purchaser.

(ii) An adjustment factor will be computed taking the 2008 Actual Revenue amount and dividing it by the 2007 Minimum Revenue Target amount (the “2008 Reduction Ratio”).

(iii) The Purchase Price will be adjusted downward to a number computed by multiplying Eight Million Dollars ($8,000,000) by the 2008 Reduction Ratio.

(iv) Following the above calculation steps, an adjustment amount will be computed by subtracting the Purchase Price from the Eight Million Dollars ($8,000,000) (the “Purchase Price Shortfall”).

(v) The Purchase Price Shortfall will be first allocated to reduce the amount due to Retsky from the Cash Escrow Account, with the amount of this reduction being due to Purchaser. When this calculation is complete, Purchaser and Retsky shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the funds held in the Cash Escrow Account by the Escrow Agent to Retsky and Purchaser, according to the above calculations.

(vi) If the Purchase Price Shortfall exceeds the amount in the Cash Escrow Account, the excess amount (the “Remaining Losses”) will be deducted from the Stock Consideration being held in escrow. The price per share (“Price Per Share”) shall be determined by using the average of the closing sale price of Purchaser’s Common Stock as reported by the American Stock Exchange (“AMEX”) or any other national securities exchange in which the Common Stock is then listed for the previous twenty (20) trading days on which it shall have traded ending on the last trading day immediately prior to December 31, 2008. Provided, however, that if the Common Stock is not then listed or admitted to trading on any national securities exchange then the Price Per Share will be the average of the closing bid and asked prices of Common Stock as shown by the National Association of Securities Dealers, Inc (“NASD”) automated quotation system or the over-the-counter market for the previous twenty (20) trading days on which it shall have traded ending on the last trading day immediately prior to December 31, 2008. The number of shares to be deducted from the Stock Consideration will be determined by dividing the amount of the Remaining Losses by the Price Per Share. Purchaser and Retsky shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the stock certificate to Purchaser for replacement with a new stock certificate with a revised number of shares, subtracting those shares that offset the amount of the Remaining Losses. This revised stock certificate will then be immediately delivered to Retsky by Purchaser. Notwithstanding the foregoing, Retsky shall have, at its option, the right to pay the amount of the Remaining Losses in cash by December 31, 2008, thereby eliminating the need to forfeit any of the Stock Consideration.

(vii) If the Purchase Price Shortfall exceeds the value of the Stock Consideration being held in escrow, there will be no obligation on the part of Retsky to return any portion of the Cash Down Payment relative to the future revenue results obtained by Purchaser. In this case, the Escrow Agent will release the Stock Consideration and the Cash Escrow Account to Purchaser.

2.5	Effects of Indemnification by Retsky

The terms, definitions and methods described in this Article II apply to the Purchase Price, and adjustments to the Purchase Price that may be necessary if the 2008 Minimum Revenue Target is not achieved. At the point where the 2008 Purchase Price Adjustment calculations have been completed, if aggregate Losses, as defined in Article X, exceed the Threshold, after taking into consideration adjustments that have previously been made under Section 2.3(c), above the amount of the additional aggregate Losses will be deducted from the above payments of cash and stock before the actual release of the contents of the escrow accounts and before the Promissory Note is paid. The amount of the aggregate Losses will be deducted first from any amounts due on the Promissory Note, second from amounts available in the Cash Escrow Account and third, to the extent possible, by a reduction in the number of shares held in escrow as the Stock Consideration using the method described in Section 2.4(e)(vi) to determine the number of shares to be removed and returned to Purchaser.

2.6	Excess Accounts Receivable Purchase Price Adjustment

The Purchase Price may be increased if there is an excess amount of the cash collected for the accounts receivables of Rand (the “Excess A/R”) between October 1, 2006 and through the close of business on December 31, 2006 (“Collection Period”). The method for computing the Excess A/R will be as follows: (a) cash received from the payment of accounts receivables of Rand during the Collection Period less (b) the sum of (i) the actual expenses incurred by Rand for the items set forth on Schedule 2.6 during such Collection Period and (ii) Three Thousand Six Hundred Twenty Three Dollars and Eighteen Cents ($3,623.18) times the number of days between the Closing Date and December 31, 2006. The amount of any Excess A/R, if any, will be paid by Purchaser to Retsky in four equal monthly payments beginning February 1, 2007.

ARTICLE III

CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Purchaser at 1805 Old Alabama Road Suite 350, Roswell, GA 30076 on October 31, 2006, at 10:00 a.m. Eastern Standard Time after the satisfaction or waiver of the conditions set forth in this Article VI and VII (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) or such other place or date mutually agreeable to the Parties (the “Closing Date”). The Parties will use commercially reasonable efforts to cause the Closing to occur as soon as practicable. If the Closing has not taken place by such date by reason of the failure of fulfillment of any condition or conditions contained in this Agreement then either Party may extend the Closing for sixty (60) days to permit fulfillment of such condition or conditions. The Closing shall be effective as of 12:01 A.M. E.S.T. on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RAND AND RETSKY

Retsky and Rand, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), as follows:

4.1	Organization, Power and Authority; Subsidiaries

(a) Validly Existing Corporation.  Rand is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own or lease its properties, to carry on its business as it is now being conducted and to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Rand is legally qualified to transact business as a foreign corporation in each of the jurisdictions in which it is required to be so qualified, and it is in good standing in each of the jurisdictions in which it is so qualified and each such jurisdiction is listed on Schedule 4.1.

(b) Capitalization.  The authorized capital stock of Rand and the number of shares of each class of capital stock issued and outstanding of Rand is as set forth on Schedule 4.1(b). All of the issued and outstanding shares of Rand have been duly authorized, validly issued, fully paid and are nonassessable and are not subject to, and were not issued in violation of, any preemptive rights or any applicable securities laws and regulations. There are no outstanding or authorized offers, subscriptions, conversion rights, options, warrants, rights, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation, understandings, claims of any character, obligations or other agreements or commitments of any nature, whether formal or informal, firm or contingent, written or oral, relating to the capital stock of, or other equity or voting interest in, Rand, pursuant to which Rand is or may become obligated to: (i) issue, deliver, sell or transfer, or cause to be issued, delivered, sold or transferred, any shares of the capital stock or other ownership or voting interests in or securities of Rand (whether debt, equity, or a combination thereof); (ii) grant, extend, issue, deliver or enter into any such agreements or commitments; or (iii) repurchase, redeem or otherwise acquire any capital stock or other ownership interests in or securities of Rand.

(c) No Other Ownership Interests.  Rand does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture or other entity.

(d) Rand Shareholder List.  Retsky owns the number of shares set forth opposite his name on Schedule 1.1. Retsky is the only holder of equity in Rand. Retsky has good and marketable title to the Shares being sold by him to Purchaser hereunder free and clear of all Encumbrances. Upon consummation of the purchase of the Shares as contemplated by this Agreement, Purchaser will be the record and beneficial owner of one hundred percent (100%) of the equity interests of Rand, free and clear of all Encumbrances.

4.2	Due Authorization; Binding Obligation; No Conflicts

(a) Authority.  Retsky represents that he has the power and authority to (i) execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by him as contemplated hereby, and (ii) to consummate the transactions contemplated hereby and by the other instruments and agreements to be executed and delivered by him contemplated hereby, including the sale, assignment, transfer and conveyance of his Shares pursuant to this Agreement (the “Transaction Documents”). Retsky further represents that no further action is necessary on his part to make the Transaction Documents valid, binding and enforceable on him in accordance with their terms and when executed and delivered the Transaction Documents shall have been duly executed and delivered by him and shall be the valid and binding obligations of him, enforceable against him in accordance with their terms

(b) Conflicts.  The execution, delivery, consummation and performance of the Transaction Documents by Retsky or Rand (i) are not contrary to the Charter Documents (as defined below) of Rand, (ii) except as set forth on Schedule 4.2(b), do not now and will not result in a violation or breach of, conflict with or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any liens, security interests, option, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto (each, an “Encumbrance”) on any of the properties of Rand or Retsky, under any term or provision of any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written and including all amendments thereto) to which Retsky or Rand are a party, or by which their properties or assets are bound, (iii) do not result in a violation or breach of, conflict with or constitute a default under, nor result in the creation of any Encumbrance on any of the properties of Rand under any Environmental Law (as defined below) or any other statute, law, ordinance, rule or regulation of any Governmental or Regulatory

Authority (as defined below) (individually, a “Law”) or under any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any Arbitration Panel (individually, an “Order”) applicable to Rand, and (iv) does not result in any acceleration or termination of any loan or security interest agreement to which Retsky or Rand are a party or to which Retsky’s or Rand’s assets are subject or bound. For purposes of this Agreement, “Charter Documents” means the Articles of Incorporation, Bylaws or other similar organizational documents of Rand or Purchaser, as the case may be, and any amendments thereto, as applicable.

(c) Consents.  No consent, approval or action of, filing with or notice to, any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or agency (“Governmental or Regulatory Authority”) or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to Rand or Retsky or by which any of his or its properties or assets may be bound, or under any contract to which Rand or Retsky are a party or by which their assets or properties may be bound, for the execution and delivery of this Agreement by Rand or Retsky, the performance by Retsky of his obligations hereunder or the consummation of the transactions contemplated hereby.

4.3	Financial Statements

(a) Prior to the date of this Agreement, Rand has provided Purchaser with the financial statements of Rand listed below (the “Financial Statements”) and will provide the monthly financial statements of Rand for each full month after the date hereof up to the Closing Date, as soon as practicable after the date of such month (the “Interim Monthly Financial Statements”):

(i) Audited Financials.  Rand will provide audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003, including the notes pertaining thereto, prepared and certified by UHY LLP; and

(ii) Unaudited Financials.  Unaudited balance sheet and statement of income, changes in stockholder’s equity and cash flow of Rand as of and for the month ended July 31, 2006 (the “Most Recent Balance Sheet”).

(b) Accounting Standards and Accuracy.  The Financial Statements and the Most Recent Balance Sheet (and with respect to the Interim Monthly Financial Statements, when delivered, will or will be as the content requires): (i) have been prepared in accordance with GAAP throughout the periods covered thereby; (ii) present fairly Rand’s financial condition, results of operations and changes in stockholder equity and cash flows as of the respective dates and periods thereof; (iii) are true and complete; and (iv) are consistent with the books and records of Rand; provided however, that the Most Recent Balance Sheet and the Interim Monthly Financial Statements do not include footnotes and are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

4.4	Tax Matters

(a) All Taxes Paid.  Rand has filed all Tax Returns (as defined in subsection (j) below) required to be filed by Rand. All such Tax Returns were correct and complete in all respects and were prepared in compliance will all applicable Laws. All Taxes due and owing by Rand (whether or not shown on any Tax Return) have been paid. Rand has not requested or is currently the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. Rand has not received any notice of deficiency, assessment or proposed deficiency with respect to Taxes and Retsky has no knowledge of any unassessed Tax deficiency proposed or threatened against Rand. There are no Encumbrances on the assets of Rand as a result of any Tax liabilities except for Taxes not yet due and payable.

(b) Compliance with Applicable Tax Laws.  Rand has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party. No claim has ever been made by any Taxing authority in a jurisdiction where Rand does not file Tax Returns that Rand is or may be subject to taxation by that jurisdiction.

(c) Rand Not Party to Tax Sharing.  Rand has never been and is not a party to any type of Tax sharing or similar allocation agreement.

(d) No Adjustments.  No adjustments have been made by Rand under Code Section 481 which will affect the Taxes of Rand for any taxable years that end on or after the Closing Date. Rand will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting, (ii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iii) any installment sale, open transaction disposition or similar transaction, or (iv) the receipt of any prepaid amount received on or prior to the Closing Date.

(e) Rand has not been a Real Estate Holding Corporation.  Rand is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder (the “Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Limit of Tax Obligations Assured.  As to all Tax periods, or portions thereof, which end prior to, or include the Closing Date, the liability of Rand for Taxes with respect to such periods, or portions thereof, does not exceed the amount accrued for such liability on the Most Recent Balance Sheet, as adjusted for operations and transactions of Rand in the ordinary course of business through the Closing Date, in accordance with the past practice and custom of Rand.

(g) No Current Tax Return Extensions.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Rand for any period. No Taxing authority has audited any Tax Return or report filed by Rand for any taxable period or otherwise commenced any action or proceeding for the assessment or collection of Taxes, nor to Retsky’s knowledge has any such event been threatened. All Tax deficiencies of Rand raised as a result of any past audits have been satisfied.

(h) Tax Deficiencies, Audits, Etc.  Rand has not been and is not a party to any action or proceeding brought by any Governmental or Regulatory Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened against it. Rand is not obligated to make any payments, nor is Rand a party to any agreement that under certain circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code, nor is Rand liable under any agreements to compensate any person for any excise tax imposed pursuant to Section 4999 of the Code. Rand is not and could not be liable for the Taxes of any other Person or entity under Treasury Regulations Section 1.1502-6 or any comparable state, local or foreign statute or regulation, or as a transferee, successor, by contract, operation of Law or otherwise. For purposes of this Agreement, “Person” shall mean an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, Governmental or Regulatory Authority, or other entity or organization.

(i) List of Tax Jurisdictions.  Schedule 4.4 sets forth all jurisdictions in which Rand has filed or will file Tax Returns for each taxable period, or portion thereof, ending on or before the Closing Date. Rand has provided Purchaser with true and complete copies of Rand’s Tax Returns for all taxable periods beginning after December 31, 2000 and have furnished to Purchaser complete and correct copies of all audit reports received by Rand with respect to the audit of any Tax Return for any taxable period.

(j) Definition of Taxes and Tax Returns.  For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, value added, alternative or add-on minimum, estimated, excise, real or property, sales, withholding, social security, retirement, employment, unemployment, occupation, profits, capital gains, capital stock, severance, windfall profit, stamp, environment (including taxes under Section 59A of the Code), use, service, service use, license, net worth, payroll, franchise, transfer, recording and other taxes, customs and import dues, fees or other governmental charges of any kind, imposed by any Governmental Authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include (i) any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, (charges, fees, levies or other assessments) and (ii) any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information and estimated returns, schedules or attachments, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and including any amendment thereof.

(k) S-Election.  Rand elected with the Internal Revenue Service to be taxed as an “S Corporation” as of February 20, 1985 (“S-Election Date”). Rand has been validly electing “S corporations” within the meaning of Sections 1361 and 1362 of the Code at all times since the S-Election Date and will be “S corporations” up to and including the Closing Date.

4.5	Real Property

(a) List of All Real Property Related Contracts.  Rand does not own any real property. Schedule 4.5(a) is a true and complete list of (i) all real property leases to which Rand is a party, and all related rights of way, licenses or easements, and (ii) all options, deeds of trust, deeds of declaration, mortgages and land contracts pursuant to or in which Rand has any interest (collectively, the “Leased Property”). Rand has furnished to Purchaser or their respective counsel true and complete copies of each written contract and a written description of each oral contract relating to the list set forth on Schedule 4.5(a), including, without limitation, each deed, lease or other instrument which provides evidence of Rand’s title to or interest in the Leased Property. Other than the Leased Property, Rand does not lease, sublet or otherwise occupy any other real property.

(b) Representations Regarding Leased Property.  With respect to the Leased Property:

(i) There is no condemnation proceeding or eminent domain proceeding of any kind pending or threatened against any of the Leased Property;

(ii) The Leased Property is occupied under valid and current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts which would prevent each location from being occupied after the Closing Date in substantially the same manner as before;

(iii) To Rand’s knowledge, the Leased Property does not violate, and all improvements are constructed in compliance with, any applicable federal, state or local statutes, Laws, ordinances, codes, Orders or requirements, including, without limitation, any building, zoning, fire or Environmental Laws or codes (the “Laws and Ordinances”) and Rand will convey, transfer and assign the Leased Property free from any such violations;

(iv) Rand has obtained all appropriate licenses, permits, building permits and occupancy permits that are required to conduct the business as it is presently being conducted;

(v) There are no recorded outstanding variances or special use permits affecting the Leased Property or its uses;

(vi) No notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement or restriction affecting the Leased Property or relating to its use or occupancy has been given, nor is Rand aware of any such violation;

(vii) The Leased Property has and will have as of the Closing Date water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and, without limitation, other required public utilities adequate to conduct the business as it is presently being conducted;

(viii) Rand has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against the Leased Property, and there are no present assessments;

(ix) The Leased Property either (A) is freely accessible directly from all public streets on which it abuts, or (B) uses adjoining private land to access the same in accordance with valid public easements. Rand has no knowledge of any condition which would result in the termination of such access;

(x) All leases are in writing and are duly executed and, where required, witnessed, acknowledged and recorded to make them valid and binding and in full force and effect for their full term, and none have been modified, amended, sublet or assigned;

(xi) The rental set forth in each such lease is the actual rental being paid, there are no separate agreements or understandings with respect to the same and the receipt for the payment of rental due immediately prior to the date of this Agreement is unqualified;

(xii) Where Rand is the lessee, the lessee under each such lease has the full right to exercise any renewal option and on due exercise will be entitled to enjoy the use of the leased premises for the full term of such renewal option, and such renewal option does not terminate on assignment of such lease;

(xiii) There is no default by Rand or any other party which affects the Leased Property;

(xiv) Where Rand is the lessee, upon performance by the lessee of the terms of each lease (all of which terms have been fully performed by the lessee as of the date of this Agreement and will have been fully performed as of the Closing Date), the lessee has the full right to enjoy the use of the premises demised for the full term of the lease without disturbance by any other party, and there are no written or oral contracts between Rand and any third party relating to any claim by such third party of any right to all or any part of the interest of Rand in any leasehold estate or otherwise relating to the use and occupancy by Rand of such estate;

(xv) All security deposits required by such leases have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by any lessor; and

(xvi) Where Rand is the lessee, all leasehold improvements are in good operating or working condition and repair, after taking into account ordinary wear and tear, and are adequate for the operation of the business as presently operated and conducted. All contributions required to have been paid by any lessor of property in respect of any leasehold improvements have been paid.

4.6	Title to and Condition of Assets

Except as set forth on Schedule 4.6, Rand has good title to or, a valid leasehold interest in, free and clear of all Encumbrances except for Permitted Encumbrances necessary to operate the business of Rand as presently conducted. As used herein, “Permitted Encumbrances” shall mean Encumbrances (i) reflected in the Most Recent Balance Sheet (or the footnotes to the Most Recent Balance Sheet), (ii) consisting of zoning or planning restrictions or regulations, easements, Permits (as defined below), restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or materially impair the use of, property used by Rand, and (iii) for current taxes, assessments or governmental charges or levies not yet due and payable. Rand owns or has the exclusive right to use all of the tangible or intangible personal properties and assets currently used in the conduct of its business. All tangible and intangible assets of Rand are in its possession or under its control. All of the tangible personal property and assets used in the business of Rand are in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear, and are fit and adequate for the purposes intended, and, together with the Leased Property, constitute all of the assets currently used in the conduct of Rand’s business. Rand enjoys peaceful and quiet possession of its assets pursuant to or by deeds, bills of sale, leases, licenses and other agreements under which it is operating its business.

4.7	Notes and Accounts Receivable

All notes and accounts receivable of Rand are reflected properly on its respective books and records, are valid receivables not subject to any setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

4.8	Licenses and Permits

Rand possesses all franchises, licenses, easements, permits or other authorization from governmental or regulatory authorities and from all other persons that are necessary for the business and operations of Rand (“Permits”). All such Permits are valid and in full force and effect, Rand is in compliance with their requirements, and no proceeding is pending or threatened to revoke or amend any of them. Schedule 4.8 contains a complete list of all such Permits.

4.9	Intellectual Property

(a) List of Licenses and Intellectual Property Rights.  Rand has never been charged with infringement or violation of any patents, trademarks, service marks, know-how, registered designs, design rights, rights in confidential information, business or trade names or copyrights (the “Intellectual Property Rights”). Rand is not using and has not in any way made use of any patentable or unpatentable invention, or any confidential information or trade secret, of any other individual, or any present or past employee of Rand. Full and accurate details of all applications or registrations relating to the Intellectual Property Rights owned by Rand are set forth on Schedule 4.9 and are valid and subsisting and, to the extent indicated, have been duly registered in, filed in or issued by the United States Patent and Trademark Office or other corresponding applicable governmental agency or office. Complete copies of the terms of all licenses of Intellectual Property Rights not owned by Rand and used in the business or owned by Rand and licensed to third parties, are listed on Schedule 4.9 (other than licenses for “off-the-shelf” software). Rand is the sole and exclusive owner (except for the rights of licensees whose names and address are listed on Schedule 4.9), and is able to transfer such Intellectual Property Rights with full title guarantee, free and clear of all Liens. Rand does not use any of the Intellectual Property Rights owned by it, or used in the business, by consent of any other party and the same are free and clear of any Liens or agreements (including licenses, sub-licenses and options) and Rand is not obliged to grant any attachments, liens, encumbrances or agreements in respect of such Intellectual Property Rights (the “Rand Intellectual Property”).

(b) No Breach of Intellectual Property Rights.  All information (whether or not confidential) and all know-how, technical and financial information, of Rand (“Business Information”) owned by Rand or otherwise used in the business is in the possession of Rand and Rand is not a party to any confidentiality or other agreements with respect thereto or subject to any duty that restricts the free use or disclosure of any such Business Information. Rand has not disclosed any confidential Business Information in its possession to any Person to whom it is not obligated to do so. Neither Rand nor any party with which it has contracted are in breach of (i) any license, sub-license, option, charge or assignment granted to or by them in respect of any Intellectual Property Rights owned by Rand or otherwise used in the business, or (ii) any agreement pursuant to which any Business Information was or is to be made available to Rand or such party, and the transactions contemplated by this Agreement will not result in any such breach or otherwise result in any such agreement being subject to termination.

(c) No Intellectual Property Rights Infringement.  The processes and methods employed, the services provided, the business conducted by Rand do not infringe and have not infringed upon the rights any other Person or entity has in any Intellectual Property Rights or Business Information. To the knowledge of Rand, there is no unauthorized use or infringement by any Person of any of the Intellectual Property Rights or confidential Business Information owned by Rand or used in the business, nor has any such unauthorized use or infringement occurred prior to this Agreement.

(d) No Threats of Intellectual Property Lawsuits.  There are no claims or demands of any other Person, firm or corporation pertaining to any of the Intellectual Property Rights owned by Rand or used in the business. No proceedings have been instituted, are pending or, to the knowledge of Rand, are threatened or suspected which may challenge the right of Rand in respect of any of the Intellectual Property Rights owned by Rand or used in the business. None of the Intellectual Property Rights owned by Rand or used in the business is subject to any outstanding Order restricting the scope of its use.

(e) No Challenges to Rand’s Use of Trade Names.  Rand has valid and sufficient rights to use its trade names. There are no claims or demands of any other Person or entity pertaining to the use of such names and no proceedings have been instituted or, to the knowledge of Rand, are threatened or suspected that may challenge the rights of Rand in respect of such names; and the use of such names by Rand does not and will not infringe upon or, to the knowledge of Rand, is not being infringed upon, by others, and is not subject to any outstanding Order or agreement restricting the scope of their use.

(f) Intellectual Property Adequate to Conduct Business.  The Intellectual Property Rights owned by, or used in, the business comprise all the intellectual property necessary to conduct the business as it has been conducted for the twelve (12) month period prior to the date of this Agreement.

(g) List of Owned Trade Names, Service Marks, Copyrights, Etc.  True, correct and complete copies of all patents, trademarks, service marks, trade names, registered designs, design rights, copyrights, and of all related applications or registrations, that are required to be listed on Schedule 4.9 have been delivered to Purchaser or its respective counsel.

4.10	Contracts and Agreements with Respect to Rand

Schedule 4.10 sets forth a complete and accurate list of the material contracts and agreements, including employment agreements, to which Rand is a party, a true, correct and complete copy of each written, and a description of each oral, contract, so listed has been delivered to Purchaser or its respective counsel, including:

(a) Collective Bargaining Agreement, Bonus, Stock, Profit-Sharing, Retirement, Medical Insurance, Etc.  Any collective bargaining agreement or other contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

(b) Employment, Consulting, Sales Representative, Severance Arrangement, Etc.  Any express contract for the employment of any officer, individual employee or other Person on a full-time or consulting or independent sales representative basis and any severance agreements, plans or programs, or any other agreements, written or oral, providing for payments or benefits upon termination of employment or any consulting or independent sale representative arrangement;

(c) Agreements Connected with Borrowing Money or Purchasing Assets.  Any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the asset or properties of Rand, including, without limitation, the documents related to any equipment financing;

(d) Agreements Relating to Advanced or Loaned Money.  Any contract (excluding accounts receivable from customers in the ordinary course of business) under which Rand has advanced or loaned any other Person money;

(e) Agreements Related to Indebtedness.  Any agreement with respect to indebtedness for borrowed money;

(f) Licenses or Royalty Agreements.  Any license or royalty agreement;

(g) Guaranty of Any Obligation.  Any guaranty of any obligation other than endorsements made for collection;

(h) Any Lessee/Lessor Agreements.  Any lease or agreement under which it is lessee or permitted to hold or operate any property, real or personal, or is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(i) Contracts Not Readily Terminable.  Any agreement, contract or group of related agreements or contracts with the same party or related party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on thirty (30) days or less notice without penalties and which involve more than $10,000;

(j) Confidentiality Agreements.  Any confidentiality agreement or similar arrangement, other than those which were entered into with potential third-party purchasers of Rand;

(k) Non-Compete Agreement.  Any non-compete or similar contract which prohibits it from freely engaging in business anywhere in the world;

(l) Joint Venture or Similar Agreement.  Any agreement or contract involving any joint venture, partnership, strategic alliance or similar arrangement; or

(m) All Other Agreements.  Any other agreement material to it whether or not entered into in the ordinary course of business, except for this Agreement or the agreements contemplated hereby.

Each contract set forth on Schedule 4.10 (or required to be set forth on Schedule 4.10) is in full force and effect and there exists no (i) default or event of default by Rand or any other party to any such contract with respect to any term or provision of any such contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would give rise to a right of termination or become a default or event of default by Rand or any other party thereto, with respect to any term or provision of any such contract. Rand has not violated any of the material terms or conditions of any contract set forth on Schedule 4.10 (or required to be set forth on Schedule 4.10) and all of the covenants to be performed by any other party thereto have been fully performed in all material respects. Rand has delivered to Purchaser true and complete copies, including all amendments, of each contract set forth on Schedule 4.10 (or required to be set forth on Schedule 4.10).

4.11	Litigation

Schedule 4.11 is a true and complete list of all actions, suits, proceedings at law or in equity, arbitration or other proceedings by a Governmental or Regulatory Authority or any other Person, or to the knowledge of Rand threatened against or affecting Rand. There is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or, to Rand’s knowledge, threatened against or affecting Rand or any of its assets, which, if adversely determined or resolved, would have a Material Adverse Effect (as defined in Section 6.4) on Rand, or on any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, Permits or grants of authority of Rand. Rand has not received any notice that Rand is the subject of any governmental investigation and Rand is not subject to, nor is it or has it been in default with respect to, any Order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Schedule 4.11 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

4.12	Insurance

Schedule 4.12 is a true and correct list of all the policies of insurance (including bonding) covering the business, properties, assets and employees of Rand (including self-insurance) presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium, (vi) expiration date, and (vii) the property, if any, insured, indicating as to each whether it insures on an “occurrence” or a “claims made” basis). All of the insurance policies set forth on Schedule 4.12 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and Rand is otherwise in compliance in all material respects with the terms and provisions of such policies. Rand is not in default under any of the insurance policies set forth on Schedule 4.12 (or required to be set forth on Schedule 4.12) and there exists no event, occurrence, condition or act (including the sale of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Rand has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the knowledge of Rand has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act (including the sale of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. Schedule 4.12 also sets forth a list of all pending claims and the claims history for Rand since December 31, 2002 (including with respect to insurance obtained but not currently maintained). Rand has not been refused any issuance by any insurance carrier to which it has applied for insurance during the last five (5) years.

4.13	Absence of Certain Developments

(a) Since June 30, 2006, Rand has conducted its business in the ordinary and regular course consistent with past practice. Since such date, there has not been any Material Adverse Change. Except as set forth on Schedule 4.13, since June 30, 2006, Rand has not:

(i) amended or restated its Charter Documents;

(ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in Rand or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any ownership interest of, or other equity or voting interest in, Rand, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Rand;

(iii) declared, paid or set aside any dividend or made any distribution with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any ownership interest of, or other equity or voting interest in, Rand, or made any other change in the capital structure of Rand;

(iv) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent, or any director of Rand other than in the ordinary course of business;

(v) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee, agent, or any director of Rand;

(vi) entered into, materially amended or become subject to any contract of a type described in Section 4.10 outside the ordinary course of business;

(vii) incurred, assumed or modified any indebtedness, except indebtedness incurred, assumed or modified in the ordinary course of business consistent with past practice;

(viii) permitted any of its properties or assets to be subject to any Encumbrance (other than Permitted Encumbrances);

(ix) sold, transferred, leased (including any sale-leaseback transaction), licensed or otherwise disposed of any assets or properties except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) leases or licenses entered into in the ordinary course of business consistent with past practice;

(x) acquired any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xi) made any capital expenditure or commitment therefore in excess of Ten Thousand Dollars ($10,000.00) or otherwise acquired any assets or properties or entered into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xii) entered into, materially amended or became subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xiii) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(xiv) cancelled or waived any claims or rights of substantial value;

(xv) made any material change in any method of accounting or auditing practice;

(xvi) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice or liabilities reflected or reserved against in the Audited Financial Statements;

(xvii) established, adopted, entered into, amended or terminated any Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(xviii) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xix) entered into any contract with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing;

(xx) elected, revoked or amended any Tax election, settled or compromised any claim or assessment with respect to Taxes, executed any closing agreement, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any Tax Returns.

4.14	Compliance with Laws

Rand is in compliance with all Laws and Ordinances and Orders applicable to it the failure with which to comply could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on Rand. Rand has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any Laws and Ordinances and no proceeding with respect to any such violation is pending.

4.15	Environmental Matters

(a) Definitions.  For purposes of this Section 4.15:

(i) “Contaminant” means hazardous substances as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”), and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified under any Environmental Law (defined below). This definition of Contaminant includes asbestos and asbestos-containing materials, petroleum or petroleum-based products or derivatives thereof, radioactive materials, flammable explosives and polychlorinated biphenyls.

(ii) “Environmental Laws” means all applicable foreign, federal, state and local Laws, codes, policies and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any governmental or judicial authority, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), as each of these laws are amended from time to time and any analogous or related statutes and regulations whether currently in existence or hereafter enacted.

(iii) “Release” means any release, spill, emission, leaking, disposing, discharge, leaching, or migration into any media, whether soil, surface water, ground water, building interior or components, air or any combination of the foregoing.

(iv) “Remedial Action” means any action to: (A) investigate, study, clean up, remove, treat, dispose of or in any other way address any Contaminant; (B) prevent the Release or threatened Release, or minimize the further Release of any Contaminant; and (C) bring the existing operations of the business in full compliance with Environmental Laws.

(b) Assets and Operations in Compliance.  Rand has not allowed any Contaminant to be used, manufactured, stored, placed, processed or released on or off-site of the Leased Property, in violation of any Environmental Law. To its knowledge, the Leased Property and Rand are in compliance with all Environmental Law.

(c) No Orders for Remedial Action.  Rand is not the subject of any investigation, notice, order or agreement, or to the knowledge of Rand, threatened investigation regarding any remedial action or the Release, threatened Release or presence of a Contaminant.

(d) No Contingent Liabilities.  Neither Rand nor to the knowledge of Rand, any Person or entity for whose conduct Rand may be held responsible, is subject to any contingent liability in connection with any Remedial Action or the Release, threatened Release, or presence of any Contaminants.

(e) All Environmental, Health and Safety Authorization Obtained.  To its knowledge, Rand has obtained all environmental, health and safety licenses, permits, authorizations, consents, approvals, exemptions, registrations and certificates required under all applicable Environmental Laws (“Environmental Licenses”) and made all notifications and filings necessary for the full operation of the business of Rand. All such Environmental Licenses are in full force and effect, in good standing and Rand has made all notifications, filings and applications for renewal of such Environmental Licenses on a timely basis, where necessary. To its knowledge, Rand is, and at all times has been, in compliance with the terms and conditions of all Environmental Licenses. Rand has no knowledge of any fact or facts which would render invalid or require a material alteration in any Environmental License held or used in the business.

(f) No Possible Claims Under Environmental Law.  To its knowledge, Rand is not aware of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which have given or may give rise to any liability or otherwise form the basis of any claim, suit, action, demand, proceeding, penalty, fine, hearing, notice of violation, directive or requirement to undertake any Remedial Action under any Environmental Law, common law or otherwise, relating to the Leased Property, Rand or any of its Affiliates and predecessors or any Person or entity for whose conduct Rand is or may be held responsible.

(g) All Documents Relative to Environmental Issues Provided.  Rand has provided to Purchaser true and complete copies of all material written communications, all reports, audits, assessments, studies, analyses and data (completed or uncompleted) in the possession of, initiated by or authorized by Rand or its Affiliates, or requested or ordered by any governmental authority pertaining to any Environmental Law, Contaminant or human health and safety at or involving any of the Leased Property or the business (the “Environmental Reports”). Each of the Environmental Reports is identified on Schedule 4.15(g).

4.16	Labor Relations

Except as set forth on Schedule 4.16, Rand is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union. Except as set forth on Schedule 4.16, the employment by Rand of any Person may be terminated at will by Rand, without penalty or liability of any kind other than accrued vacation pay, sick pay, other employee benefits as provided by Rand’s policies and procedures or by applicable Law or regulations. There is no pending or, to the knowledge of Rand, threatened labor dispute, strike or work stoppage which affects or which may affect the business of Rand or which may interfere with its continued operation. Rand is not aware that any executive or key employee or group of employees has any plans to terminate his or her employment with Rand or that any executive or key employee or group of employees has indicated any of them will not work for Purchaser or Rand following the Closing Date. Within the past three (3) years, neither Rand nor any subsidiary has implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations issued thereunder, or any similar foreign, state or local law, regulation or ordinance (“WARN Act”). Within ninety (90) days preceding the date of this Agreement, no employee of Rand has suffered an “employment loss” with Rand, as such term is defined in the WARN Act. There are no active, pending or, to Rand’s knowledge, threatened administrative or judicial proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act or any Law and Ordinance (including common law) relating to the employees of Rand. Rand does not have any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to Rand’s knowledge, threatened against it. No wage and hour department investigation has been made of Rand. Rand has not received notice that there are any occupational health and safety claims against it.

4.17	Employee Benefits

(a) Detailed Statement of Compensation, Benefits and Other Commitments.  Except for the plans, policies, practices or arrangements listed on Schedule 4.17, a true and correct copy of each of which has been delivered to Purchaser or its respective counsel, which schedule includes all plans, policies, practices and arrangements sponsored or maintained by a Controlled Group (as defined below) member in the past or present (hereinafter referred collectively to as the “Plans” and individually as a “Plan”), no member of the Controlled Group, directly or indirectly, maintains, sponsors or has any obligation or liability to present or former employees, officers or independent contractors with respect to any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any fringe benefit plan, any equity compensation plan or arrangement (including, without limitation, stock options, restricted stock and stock purchase plans), any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, vacation pay, insurance, tuition reimbursement, any employment contract, collective bargaining agreement, deferred compensation agreement, cafeteria plan (within the meaning of Section 125 of the Code) or split-dollar insurance arrangement, or any other plan, policy, practice or arrangement for the provision of employee benefits. For the purposes of this Agreement, “Controlled Group” shall mean Rand, and any Person, entity or trade or business, whether or not incorporated, which is required to be aggregated with Rand under Section 414(b), (c), (m) or (o) of the Code.

(b) No ERISA Obligations.  No Plan is, and at any time within the ten (10) year period ending on the Closing Date, no member of the Controlled Group has had an obligation to contribute to a Plan with is subject to Title IV of ERISA, no Plan is a part of a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code or a multiemployer plan described in clauses (i) and (ii) of Section 3(37)(A) of ERISA.

(c) Plan Obligations.  With respect to each Plan identified on Schedule 4.17.

(i) No Actions, Suits or Claims Against Plan.  The Plan, each Controlled Group Member, each employee of any Controlled Group member and, to the knowledge of Rand, the other fiduciaries and administrators of the Plan have at all times complied in all material respects with applicable requirements of Law (including, without limitation, the Code and ERISA) that relate to the Plan and, with respect to the Plan, there are no ongoing audits or investigations by any governmental agency. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Plan, the assets of the Plan, a Controlled Group member, any employee, officer or director of a Controlled Group member or, to the knowledge of Rand, against any other trustee, fiduciary or administrator of the Plan. No trust associated with the Plan has earned any unrelated business taxable income that is subject to taxation under Section 511 of the Code;

(ii) Compliance of Plan with COBRA.  If the Plan provides health, accident or medical benefits, (A) the Plan sponsor and administrator have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (herein collectively referred to as “COBRA”) and (B) the Plan does not provide for non-terminable or non-alterable health, accident, medical or life benefits for employees, former employees, dependents, beneficiaries or retirees, except as otherwise required by COBRA, and then only to the extent the Person pays the “applicable premium” (as defined in Section 4980B(f)(4) of the Code) for such coverage, or otherwise pays the full cost of such coverage;

(iii) Financial Commitments Fully Funded for Plan.  Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the Plan, to have paid as a contribution or a benefit. The liability of each Controlled Group member with respect to each Plan has been fully funded based on reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the Plan; and

(iv) No New Obligations Created by this Transaction.  The consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee, officer or director of Rand to severance pay, unemployment compensation or any other similar payment, (B) accelerate the time of payment or vesting under the Plan, (C) increase the amount of compensation due any such employee, officer or director, (D) directly or indirectly cause Rand to transfer or set aside any assets to fund or otherwise provide for the benefits under the Plan for any current or former employee, officer or director, or (E) result in any non exempt prohibited transaction described in ERISA Section 406 or Section 4975 of the Code.

(d) Compliance of Qualified Pension Plan with ERISA.  With respect to each Plan identified on Schedule 4.17 that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA and is funded or required to be funded under ERISA or is intended to be qualified under Section 401(a) of the Code:

(i) the Plan and any associated trust operationally comply with the applicable requirements of Section 401(a) of the Code,

(ii) the Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Section 401(b) of the Code (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely),

(iii) the Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the Plan qualifies under Section 401(a) of the Code, that the associated trust qualifies under Section 501(a) of the Code and, if applicable, that any cash or deferred arrangement under the Plan qualifies under Section 401(k) of the Code, unless the Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, and

(iv) no contribution made to the Plan is subject to an excise tax under Section 4972 of the Code.

(v) If the Plan is subject to the funding requirements of Section 412, of the Code (A) such requirements have been satisfied with respect to the Plan in all respects, (B) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA) exists with respect to the Plan, whether or not waived, (C) no request for a waiver under Section 412(d) of the Code has been made with respect to the Plan, (D) no lien has been imposed against a Controlled Group member under Section 412(n) of the Code, and (E) the “accumulated benefit obligation” of Controlled Group members with respect to the Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Plan assets.

(e) Good Faith Compliance of Non-Qualified Pension Plans.  Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operating in good faith compliance with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder.

(f) Delivery of Plans.  Rand has delivered or caused to be delivered to Purchaser or Purchaser’s counsel true and correct copies of the following with respect to the Plan:

(i) A copy of the Plan and amendments thereto to the date hereof;

(ii) A copy of each trust agreement, insurance or annuity contract and any other document pertaining to the Plan funding or the investment of Plan assets, including all amendments to such documents to the date hereof;

(iii) The most recent determination letter issued by the IRS with respect to the Plan for which a determination letter has been issued and any pending determination letter request with respect to the Plan;

(iv) The three (3) most recent Form 5500 series annual return/reports, including all applicable schedules and audited financial statements, filed with respect to the Plan (if required by ERISA);

(v) The most recent actuarial valuation report and asset valuation report for the Plan (if required by ERISA); and

(vi) A copy of the latest summary plan description (within the meaning of Section 101(a)(1) of ERISA) of the Plan (if required by ERISA) and each subsequent summary of material modifications (within the meaning of Section 101(b)(2) of ERISA) thereto, which have been provided to employees and filed with the Department of Labor (if required by ERISA).

4.18	Affiliate Transactions

Except as set forth on Schedule 4.18, no officer, director, employee or stockholder of Rand or Affiliate of any such Person, or any immediate family member thereof, is a party to any agreement, contract, commitment or transaction with Rand or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Rand (excluding items of personal property that are personal in nature). “Affiliate” means, with respect to any particular Person, any Person controlling, controlled by or under common control directly or indirectly by such Person. Rand is not indebted to Retsky. Following the Closing Date, Purchaser and Rand shall not have any liability or obligation for such agreements (whether or not such liability or obligation arose prior to or after the Closing Date).

4.19	Disclosure: Accuracy and Completeness of all Documents

This Agreement (including the financial statements referred to in Section 4.3 (including the footnotes thereto)), any Schedule, Exhibit or certificate delivered pursuant to this Agreement) or any document or statement in writing, which has been supplied to Purchaser or its Representatives by or on behalf of Retsky, Rand or any of their respective Representatives in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary to make the statements contained herein or therein not misleading.

4.20	Inventory: Validity

The inventory of Rand consists only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with GAAP to estimated net realizable market values.

4.21	Restricted Securities (Regulations and Conditions)

Retsky understands that the Stock Consideration to be received has not been, and will not be, registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Retsky’s representations as expressed herein. Retsky understands that shares issued as the Stock Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the holder of such shares may be required to hold the securities indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Retsky understands and acknowledges that (i) Purchaser has no obligation to register or qualify such shares for resale, (ii) the Stock Consideration is an illiquid investment the disposition of which is subject to limitations under applicable federal and state securities laws and the restrictions contained in this Agreement, (iii) if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Stock Consideration, and on requirements relating to Purchaser which are outside of Retsky’s control, and which Purchaser is under no obligation and may not be able to satisfy and (iv) the following legend will be affixed to the share certificates:

The securities represented by this certificate are subject to restrictions contained in (i) that certain Stock Purchase Agreement (“Stock Purchase Agreement”), dated September 8, 2006 between the issuer and Rand Medical Billing, Inc. and Marvin Retsky and (ii) the Escrow Agreement delivered in connection with the Stock Purchase Agreement. A copy of the Stock Purchase Agreement and Escrow Agreement will be furnished without charge by the issuer to the holder hereof within five (5) days of written request.

The shares represented by the within certificate have not been registered under the Securities Act of 1933, as amended. The shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended and applicable state securities laws, pursuant to a registration or exemption therefrom.

4.22	Absence of Undisclosed Liabilities

Rand does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) except for (i) liabilities set forth on the face of the Most Recent Balance Sheet and (ii) current liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet.

4.23	Brokerage and Finder’s Fees

Except as set forth on Schedule 4.23, neither Rand nor Retsky has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement. The agreement, dated August 31, 2000, with Annette Anflick (“Anflick”), wherein Anflick was promised a portion of the proceeds from a sale of the business of Rand is a personal obligation of Retsky.

4.24	Bank Accounts

Schedule 4.24 is a true and correct list of the name of each bank, savings and loan, or other financial institution in which Rand has an account or safe deposit box, the names of all persons authorized to draw on each account or to have access to each box, the number of signatures required to be given for a withdrawal and a description of the type of account.

4.25	List of Employees

Schedule 4.25 is a true and correct list of all employees of Rand (as used in this Agreement, the term “employees” includes employees, salespersons, consultants, agents, sales representatives and all other persons associated with Rand whose current annual rate of fixed compensation exceeds Twenty Thousand Dollars ($20,000)), and their accrued vacation and sick pay as of the date hereof. A true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to Purchaser or their respective counsel. Rand has no consultants or independent sales representatives, except as listed on Schedule 4.25.

4.26	List of Customers

Schedule 4.26 lists all of the customers of Rand for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of net revenue attributable to such customer.

4.27	HIPAA Compliance

Rand is a “health care clearinghouse” and a “covered entity” as those terms are defined and used in Subpart F (Administrative Simplification) of the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and the related regulations contained in 45 C.F.R. Parts 160 and 164, as amended (collectively, the “Privacy and Security Regulations”), the regulations contained in 45 C.F.R. Parts 160 and 162, as amended (collectively, the “Transaction Regulations”). Rand is in full compliance with the Privacy and Security Regulations, the Transaction Regulations and all other Laws relating to the privacy, security and transmission of health information (collectively, “Health Information Laws”) with regard to its operations and the services it provides and with regard to any and all health plans maintained for the benefit of Rand’s employees. Promptly upon Rand’s receipt of a request from Purchaser, Rand shall provide copies of policies and procedures and any and all other materials related to compliance with the Privacy and Security Regulations and the Transaction Regulations. To the extent required under the Privacy and Security Regulations, Rand is a party to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with the Privacy and Security Regulations. The format and transmission of information in the course of the transactions conducted by Rand meets the standards set forth and referenced in the Transaction Regulations. Rand has not received any complaint or other notice or inquiry from any source of any failure to meet the requirements of any Health Information Laws.

4.28	False Claims Act Compliance

Rand has not knowingly presented, or caused to be presented, a false or fraudulent claim for payment to any governmental health insurance program or other third-party payor. Rand has not violated any federal or state laws governing the submission of claims for payment to governmental and/or non-governmental payors, including, without limitation, the statutes codified at 18 U.S.C. 1347 and 31 U.S.C. 3729.

4.29	Compliance with Securities Laws

Neither Retsky nor Rand has acquired, or agreed to acquire, directly or indirectly, by purchase or otherwise, any voting securities, or direct or indirect rights to acquire voting securities, of Purchaser. To the knowledge of Rand, no employee, officer, director or stockholder of Rand has acquired, or agreed to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire voting securities of Purchaser. Retsky acknowledges and agrees that in connection with the transactions contemplated by this Agreement he is aware of material, non-public information regarding Purchaser. Retsky has complied with and will comply with all federal securities laws, applicable state securities laws and the rules of the American Stock Exchange relating to the offer and sale of securities of Purchaser.

4.30	List of Outstanding Purchase Orders

Schedule 4.30 is a true and complete list as of the date hereof of all purchase orders under which Rand is or will become obligated to pay any particular Person.

4.31	List of Indebtedness

Schedule 4.31 is a true and complete list of all indebtedness of Rand including, without limitation, trade accounts payable owed or to be owed by Rand, including a description of all properties or assets pledged, mortgaged or otherwise hypothecated as security.

4.32	Statement of Investment Intent

Retsky is acquiring the Stock Consideration for his own account for investment purposes and not with a view to the distribution thereof and does not have any intention of participating directly or indirectly in any redistribution or resale of any portion of the Stock Consideration.

4.33	Cash

As of September 30, 2006, the cash of Rand will be One Hundred Thousand Dollars ($100,000). From September 30, 2006 until the Closing the cash of Rand and all proceeds from the accounts receivables will only be used by Rand and Retsky to operate the business of Rand in the ordinary course consistent with past practice. In furtherance of the foregoing, Retsky covenants and agrees that he will not remove any cash from Rand or permit Rand to make any distribution of cash to any shareholder. The excess cash of Rand, if any, collected during the Collection Period will be determined and distributed to Retsky in accordance with Section 2.6 of this Agreement.

4.34	FIRPTA

Retsky is not a non-resident alien individual, foreign person, or foreign corporation for the purposes of the Code Sections 871, 882 or 1445.

4.35	Casualty Occurrences

Schedule 4.35 is a true and correct list of all occurrences pertaining to Rand during the last five (5) years including any injury or damage to persons or property as well as any defects or alleged defects in any of the products or services of Rand. All such occurrences listed on Schedule 4.35 are fully and adequately covered by paid-for insurance.

4.36	Schedule of Government Reports

Schedule 4.36 is a true and correct list, and Rand has furnished or made available to Purchaser or its counsel complete and correct copies of all reports, if any, filed on behalf of or with respect to Rand, since January 1, 2003, with the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than Tax Returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency, Securities and Exchange Commission or Pension Benefit Guarantee Commission, or any similar state agency.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to, Retsky that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), as follows:

5.1	Organization, Power and Authority; Stock Consideration

Purchaser is a corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Stock Consideration when issued, sold and delivered in accordance with the terms and conditions set forth in this Agreement, will be validly issued, fully paid and nonassessable. The Stock Consideration will, when issued, be authorized for listing on AMEX or such other national securities exchange or stock market on which the shares of Purchaser’s common stock is listed for trading at such time.

5.2	Due Authorization; Binding Obligation

The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3	Consents and Approvals; No Violation

Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933 (the “Securities Act”) and AMEX, neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental agency (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on Purchaser or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or their respective properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a Material Adverse Effect on Purchaser, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

5.4	SEC Reports and Financial Statements

Purchaser has filed with the SEC, and by virtue of such filing has heretofore made available to Retsky, true and complete copies of, all forms, reports, schedules, statements and other documents filed or required to be filed by it and its subsidiaries since January 1, 2005 under the Exchange Act or the Securities Act, including Purchaser’s Annual Report on Form 10-KSB filed with the SEC on March 31, 2006 and Purchaser’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2006 (as such documents have been amended since the time of their filing, collectively, the “Orion SEC Documents”). As of their respective dates or, if amended, as of the date of the last amendment, the Orion SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Orion SEC Documents have been prepared from, and are in accordance with, the books and records of Purchaser and/or its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Purchaser and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

5.5	Absence of Litigation

There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to Purchaser’s actual knowledge, threatened against or affecting Purchaser that question the validity or enforceability of this Agreement or any action contemplated herein.

5.6	Brokerage and Finder’s Fees

Purchaser has not, nor has any stockholder, officer, director or agent of Purchaser, incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

5.7	Capitalization

Attached hereto as Schedule 5.7 is a table showing the authorized and issued capital stock of Purchaser, as of the date hereof, on a fully diluted basis. As of the date hereof, Purchaser does not have outstanding any interests or securities convertible or exchangeable for any of its capital stock or containing any profit participation features, and does not have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock appreciation rights or phantom stock plans, except as set forth on Schedule 5.7.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are, at Purchaser’s option, subject to satisfaction of the following conditions at or prior to the Closing Date.

6.1	Representations True

The representations and warranties of Retsky and Rand contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall be true, complete, and accurate in all material respects on as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated by this Agreement.

6.2	All Consents Obtained

All necessary approvals or consents required to be obtained by Rand and Retsky have been obtained from all Governmental or Regulatory Authorities and from any other Person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement.

6.3	Performance of Obligations

Retsky and Rand shall have duly performed all obligations, covenants and agreements in all respects and have complied with all terms and conditions applicable to Retsky or Rand under this Agreement to be performed and complied with on or before the Closing Date in all respects.

6.4	No Litigation

No suit, action, or other proceeding is threatened or pending before any court or Governmental or Regulatory Authority in which it will be or it is sought to restrain, prohibit or materially delay the consummation of the transactions contemplated by this Agreement or to obtain material damages or relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, or which is likely to result in a Material Adverse Effect on Rand. For purposes of this Agreement, “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of a Party, or to the ability of any Party to consummate timely the transactions contemplated hereby.

6.5	Receipt of Documents by Purchaser

At the Closing, Purchaser shall have received:

(a) Certificates Executed.  A certificate executed by Retsky and an officer of Rand certifying as to the fulfillment of the matters contained in Sections 6.1, 6.2, 6.3, 6.4, 6.6 6.7 and 6.10.

(b) Copies of all Third Party Documents.  Copies of all third party (including landlord) and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

(c) Certificate of Good Standing with State Corporations Department.  A certificate of good standing from the Secretary of State of the State of California and from the Secretary of State of the respective states in which Rand is qualified to do business, in each case dated within ten (10) days of the Closing Date;

(d) Certificate of Rand Board/Shareholder Approval.  Certificate from an officer of Rand, given by the office on behalf of Rand, certifying as to the (i) correctness and completeness of the Charter Document of Rand and (ii) accuracy of the resolutions of the board of directors and the shareholders of Rand regarding the approval of the Agreement and transactions by this Agreement;

(e) Current Financial Reports.  The Most Recent Balance Sheet and the Interim Monthly Financial Statements;

(f) Escrow Agreement.  Executed copies of the Escrow Agreement;

(g) Share Certificates.  The original certificates for the Shares, duly endorsed in blank by Retsky or such other instruments of transfer as are reasonably acceptable to Purchaser;

(h) Rand Counsel Legal Opinion.  A legal opinion of Harrington, Foxx, Dubrow & Canter, LLP as counsel to Rand and Retsky, reasonably satisfactory to Purchaser;

(i) State Tax Clearance Certificates.  Tax clearance certificates or similar documents required by any state taxing authority;

(j) Resignations.  Written resignations of all of the corporate officers and directors of Rand;

(k) Non-Foreign Affidavit.  A non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that Rand is not a “foreign person” as defined in Section 1445 of the Code;

(l) Corporate Record Books.  True correct and complete corporate record books of Rand;

(m) Employment Agreement.  An executed copy of the (i) employment agreement, with Retsky, the form of which is attached hereto as Exhibit B (the “Employment Agreement”) and (ii) employment agreements with certain other key employees of Rand, identified by Purchaser prior to the Closing;

(n) Discharge of Indebtedness.  Evidence from Retsky or Rand satisfactory to Purchaser, that Retsky has paid or discharged: (i) all indebtedness owed by Rand to third party lenders, including any bank debt, and (ii) all indebtedness owed to Affiliates of Rand;

(o) Termination of Agreements with Affiliates.  Evidence, satisfactory to Purchaser, that all such agreements required to be disclosed on Schedule 4.18 hereof have been terminated (except for the Standard Multi-Tenant Office Lease, dated January 3, 2006 between the Retsky Family Trust and Rand Medical Billing, Inc.); and

(p) Miscellaneous.  Such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

6.6	Absence of Material Adverse Changes

Rand shall not have experienced a Material Adverse Effect since the date of this Agreement, and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Rand.

6.7	Record and Books.

Retsky has delivered to Purchaser all books and records of Rand relating to or reasonably required for the operation of the business of Rand, including, without limitation, copies of all contracts, financial, Tax and accounting records, files and records relating to employees, and all related correspondence.

6.8	No Prohibition of Law

There shall not be in effect any Order by a Governmental or Regulatory Authority restraining, enjoining or otherwise prohibiting, or any Law prohibiting, the consummation of the transactions contemplated by this Agreement.

6.9	Financing Obtained by Purchaser

Purchaser shall have obtained financing (“Financing”) for (i) its acquisition of the Shares, (ii) the payment of its transaction costs relating to, among other things, the acquisition of the Shares, and (iii) its working capital and business needs, all on terms satisfactory to Purchaser in its sole discretion. To the extent necessary, such Financing shall have been approved by the stockholders of Purchaser.

6.10	Cash

As of September 30, 2006, there shall have been cash in Rand of One Hundred Thousand Dollars ($100,000). Since such date, Rand and Retsky shall have used the cash and the proceeds from accounts receivables solely to operate the business of Rand in the ordinary course of business consistent with past practices. Since such date, Restky shall not have removed any cash from Rand or permitted Rand to make any distribution of cash to any shareholder.

6.11	Due Diligence Completed

Purchaser and its representatives shall have conducted a due diligence and audit review of the business, assets, operations, and the books and records of Rand and shall have not discovered any facts or circumstances which, in Purchaser’s sole discretion, (i) fail to support the representations and warranties of Rand or Retsky set forth in this Agreement, or (ii) could have a Material Adverse Effect on the purchase of the Shares or the financial condition or operation of Rand.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF RETSKY AND RAND

The obligations of Retsky and Rand under this Agreement are, at the option of Retsky and Rand, subject to satisfaction of the following conditions at or prior to the Closing Date:

7.1	Representations True

The representations and warranties of Purchaser contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall be true, complete, and accurate in all material respects on as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated by this Agreement.

7.2	All Consents Obtained and Filings Made

All necessary approvals or consents required to be obtained by Purchaser have been obtained from all Governmental or Regulatory Authorities and any other Person or entity whose approval or consent is necessary to consummate the transactions contemplated by this Agreement. Purchaser shall have filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC to consummate the transactions contemplated herein. Purchaser shall have filed a listing application with AMEX for the Stock Consideration.

7.3	Performance of Obligations

Purchaser have duly performed all obligations, covenants and agreements undertaken by Purchaser in this Agreement and have complied with all the terms and conditions applicable to Purchaser under this Agreement to be performed or complied with on or before the Closing Date in all respects.

7.4	No Litigation

No suit, action, or other proceeding is threatened or pending before any court or Governmental or Regulatory Authority in which it will be or it is sought to restrain, prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

7.5	No Prohibition of Law

There shall not be in effect any Order by a Governmental or Regulatory Authority restraining, enjoining or otherwise prohibiting, or any law prohibiting, the consummation of the transactions contemplated by this Agreement.

7.6	Receipt of Documents by Retsky

At the Closing, Retsky shall have received:

(a) Payment-Related Instruments.  The cash portion of the Purchase Price as provided for in Section 2.1 and evidence reasonably satisfactory to Retsky that Purchaser has otherwise complied with Section 2.1.

(b) Certificates.  Certificate executed by an officer of Purchaser certifying as to the fulfillment of the matters contained in Sections 7.1, 7.2, 7.3, and 7.4;

(c) Certificate of Purchaser Board/Shareholder Approval.  Certificate from an officer of Purchaser regarding the approval of the Agreement and transactions by the board of directors and/or the stockholders of Purchaser, as applicable;

(d) Executed Documents.  Executed copies of the (i) Promissory Note, and (ii) Employment Agreements and (iii) Escrow Agreement;

(e) Corporate Certificate.  Certificate of Good Standing for Purchaser from the Secretary of State of Delaware dated within ten (10) days of the Closing Date; and

(f) Orion Counsel Legal Opinion.  A legal opinion of Benesch, Friedlander, Coplan & Aronoff LLP, as Counsel to Purchaser, reasonably satisfactory to Rand and Retsky.

ARTICLE VIII

CONDUCT OF THE BUSINESS PRIOR TO CLOSING

8.1	Continuation of the Business

From the date hereof until the Closing, except: (i) as contemplated by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Rand shall:

(a) conduct its business only in the ordinary course consistent with past practice;

(b) use reasonable diligent efforts to preserve in all respects its present business operations, organization and goodwill, and its present relationships with persons having business dealings with it;

(c) not take any action that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(d) not borrow any money;

(e) not encumber any asset;

(f) make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of $10,000 in the aggregate, other than in the ordinary course of business; and

(g) not take any action or agree to take any action prohibited by this Section 8.1.

8.2	Mutual Assistance in Obtaining Consents

The parties hereto shall cooperate with one another and use their commercially reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and notices and to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that neither, Retsky, Rand or Purchaser shall be obligated to pay any consideration to any third party from whom consent for assignment is requested. Rand and Purchaser will promptly furnish to the other such necessary information and reasonable assistance as the other may request in writing in connection with the preparation of any filing or submission that is necessary to obtain any other required approval.

8.3	Reasonable Diligent Efforts to Complete Necessary Tasks

Subject to the terms and conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things (including, without limitation, executing and delivering such other documents or agreements) necessary, advisable or appropriate to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.4	Tax Matters

Prior to Closing, without the prior written consent of Purchaser, Rand shall not make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax, in any case, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of that Rand for any period ending after the Closing Date or decreasing any Tax attribute of that Rand existing on the Closing Date. Retsky and Rand shall not revoke Rand’s election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code prior to Closing and neither Retsky nor Rand shall take any action that would result in the termination of Rand’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code prior to Closing.

8.5	Full Access to Rand Records and Facilities

Retsky will cause Rand to permit Purchaser and their Representatives (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as to not interfere with the normal business operations of Rand to all premises, properties, personnel, books, records (including Tax records), financial or other operating data or other information, Contracts and documents of or pertaining to Rand.

8.6	No Public Announcements

Neither Retsky nor Purchaser shall, nor shall any of their respective Representatives, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

8.7	Commitment by Rand to Exclusive Dealing

Retsky and Rand shall not, and shall cause the their respective Representatives to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Representatives and financing sources), concerning any purchase of any capital stock or equity interests of Rand or any merger, asset sale, recapitalization or similar transaction involving each Rand except in connection with the transactions contemplated by this Agreement. Retsky will not vote his capital stock of Rand in favor of any purchase of any merger, asset sale, recapitalization or similar transaction involving Rand or Retsky other than in favor of the transaction set forth in this Agreement. Retsky will notify Purchaser as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, Retsky or Rand (or their respective Representatives), as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

8.8	Notification of Certain Matters

Retsky and Rand shall give prompt notice to Purchaser of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (A) any representation or warranty made by Retsky or Rand in this Agreement or in any Schedule, Exhibit or certificate or delivered herewith, to be untrue or inaccurate in any material respect or (B) the failure of any condition precedent to either party’s obligations; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

ARTICLE IX

CERTAIN ACTIONS AFTER THE CLOSING

9.1	Securities Issues

Retsky agrees that he will not acquire, purchase, agree to acquire, directly or indirectly, or recommend to any Person, to purchase, any voting securities of Purchaser based on any non-public information known to Retsky.

9.2	Non-Competition; Non-Solicitation

(a) Period of Non-Competition.  Retsky, hereby covenants and agrees that he will not during the period from and after the Closing Date through the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise with any business or organization which, directly or indirectly, Competes (as hereinafter defined) with Purchaser or Rand in Rand or Purchaser’s business in the counties of Alameda, Los Angeles, San Diego and San Francisco in the state of California (“Restricted Territory’’). For purposes of this Agreement, a business or organization shall be deemed to “Compete” with Rand or Purchaser if such business or organization provides billing services to pathologists, clinical laboratories and other medical professionals, including services and products that facilitate the collection of physician fees from patients and third party payers. Nothing in this paragraph shall prohibit Retsky from owning for investment purposes up to two percent (2%) of the securities of any entity or enterprise whose securities are listed on a national exchange.

(b) Non-Solicitation of Customers.  Retsky, hereby covenants and agrees that he will not during the period from and after the Closing Date through the fifth (5th) anniversary of the Closing Date (the “Non-Solicitation Period”), directly or indirectly, (i) solicit, raid, entice or induce any Person that as of the Closing Date is, and during the twelve-month period prior to the Closing Date was, or at any time during the Non-Solicitation Period shall be, a customer of Rand or Purchaser, to become a customer of any Person (other than Rand or Purchaser) for products or services the same as, or competitive with, those products and services as from time to time shall be provided by Rand or Purchaser, (ii) approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (iii) in any way interfere with the relationship between Rand, Purchaser and any such Person or business relationship (including making any negative or disparaging statements or communications about Rand or Purchaser).

(c) Non-Solicitation of Employees.  During the Non-Solicitation Period, Retsky agrees that he will not, directly or indirectly, induce or attempt to influence any Person employed by Rand or Purchaser (or its Affiliates), as the case may be, on the date of this Agreement or after the Closing Date, to terminate his or her employment with the same, nor will he hire such employee, either directly or indirectly. During the Non-Solicitation Period, the Executive will immediately notify the Company of any change of his address and the name and address of any subsequent employer.

(d) Effects of Laws and Public Policies.  The Parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Article IX. The Parties acknowledge and agree that the restrictions contained in this Article IX are needed in order to induce Purchaser to purchase the Shares and to enter into this Agreement. It is the intention of the parties that the provisions of this Article IX be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Article IX shall not render unenforceable, or impair, the remainder of the provisions of this Article IX. Accordingly, if any provision of this Article IX shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(e) Right of Injunctive Relief.  The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Article IX would be inadequate, and Rand hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

9.3	Confidentiality of Information

Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby, unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, except to the extent that such documents or information can be shown to have been (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the business of Rand hereunder.

9.4	Mail and Communications

Retsky will promptly remit to Purchaser any mail or other communications, including, without limitation, any written inquiries and payments received by Retsky relating to the business of Rand and any mail, invoices or other communications received by Retsky relating to the business of Rand which are received by Retsky from and after the Closing Date.

9.5	Use of Business Name

Retsky (except to the extent required in order to perform his employment duties to Purchaser) covenants and agrees that he will not conduct business under, or use the name of “Rand Medical Billing”, “Rand”, “Rand Medical” or any variation thereof after the Closing.

ARTICLE X

INDEMNIFICATION

10.1	Indemnification

(a) Indemnification by Rand and Retsky.  Rand (prior to the Closing) and Retsky shall, jointly and severally, indemnify and hold harmless Purchaser, and Purchaser’s officers, directors, employees, members, managers, stockholders, subsidiaries, assigns and successors and the Affiliates of the foregoing Persons (individually, a “Purchaser Indemnified Person” and collectively, the “Purchaser Indemnified Persons”), from and against and in respect of, and shall pay to Purchaser Indemnified Persons the amount of, any and all claims, demands, lawsuits, actions, causes of actions, administrative proceedings (including informal proceedings), losses, assessments, costs, damages, judgments, liabilities (including reasonable legal fees and disbursements incurred in defending any such matters or enforcing any covenant or obligation under this Agreement) of every kind, nature and description, whether or not involving a third party claim (collectively, “Losses”) that arise or result from or relate to, directly or indirectly:

(i) any breach of any of the representations and warranties given or made by Rand or Retsky in this Agreement or any certificate, document, or instrument delivered by or on behalf of Rand pursuant to this Agreement;

(ii) any violation by Rand or Retsky of any covenant or agreement made by Rand or Retsky in this Agreement, or any certificate, document, or instrument delivered by or on behalf of Rand or Retsky pursuant to this Agreement;

(iii) liabilities of Rand not discharged in connection with the Closing as required pursuant to Section 6.5;

(iv) Taxes of any Person imposed upon Rand under Treasury Regulation Section 1.1502-6 or any comparable state, foreign or local law, or as a transferee, successor, by contract, operation of law or otherwise which Taxes relate to an event or transaction occurring before the Closing Date;

(v) Taxes (or the non-payment thereof) of Rand for, or with respect to, taxable periods ending on or before the Closing Date and, with respect to taxable periods beginning before and ending after the Closing Date, Taxes of Rand to the extent such Taxes are attributable to the portion of the taxable period ending on the Closing Date (as determined pursuant to Section 12.2); or

(vi) Taxes of Rand or Retsky attributable to the transactions contemplated by this Agreement.

(b) Indemnification by Purchaser.  Purchaser shall, indemnify and hold harmless Retsky and Rand (prior to the Closing), and Retsky’s heirs and assigns (individually, a “Retsky Indemnified Person” and collectively, the “Retsky Indemnified Persons”), from and against and in respect of, and shall pay to Retsky Indemnified Persons the amount of, any Losses that arise or result from or relate to, directly or indirectly:

(i) any breach of any of the representations and warranties given or made by Purchaser in this Agreement or any certificate, document, or instrument delivered by or on behalf of Purchaser pursuant to this Agreement;

(ii) any violation by Purchaser of any covenant or agreement made by Purchaser in this Agreement, or any certificate, document, or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and

(iii) the operation of Rand after the Closing including any liability for Taxes of Rand imposed upon a Retsky Indemnified Person with respect to taxable periods beginning after the Closing or to the extent such Taxes are attributable to the portion of the taxable period ending after the Closing Date (as determined pursuant to Section 12.2).

10.2	Limitation and Expiration.

Notwithstanding the above:

(a) Threshold Limitation.  Following the Closing, there shall be no liability for indemnification under this Article X for breaches of representations or warranties of Purchaser, on the one hand, or Retsky, on the other hand, unless and until the aggregate amount of all Losses for such breach exceeds $50,000 (the “Threshold”) at which point Purchaser or Retsky, as the case may be, shall be indemnified for all Losses without deduction for the Threshold, provided, however, that the Threshold will not apply to breaches of the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.15, 4.17 and 4.33 or to Losses under Section 10.1(a)(iii)-(vi).

(b) Aggregate Payment Limit.  Notwithstanding anything to the contrary herein, the aggregate amount of all payments made by the Indemnifying Party in satisfaction of any breach of a representation or warranty by Purchaser, on the one hand, or Rand and Retsky, on the other hand, under this Agreement shall not exceed the Purchase Price except that there shall be no limit for Losses that arise or result from (i) a breach of any covenant or agreement contained in this Agreement, (ii) a breach of any representation or warranty set forth in Sections 4.1, 4.2, 4.4, 4.15, 4.17 and 4.33, or Losses under Section 10.1(a)(iii)-(iv).

(c) Representations and Warranties Expirations.  Each of the representations and warranties made by the parties in this Agreement shall survive for a period of twenty four (24) months after the Closing Date, provided, however, that the representations and warranties of Rand and Retsky contained in Sections 4.1, and

4.2 of this Agreement shall have no expiration and the representations and warranties of Rand and Retsky in Sections 4.4, 4.14, 4.15 and 4.17 shall survive until sixty (60) days following expiration of the applicable statute of limitation.

(d) Scope of Remedies.  Following the Closing, except with respect to claims based upon fraud and injunctive relief provided elsewhere and except as otherwise provided in this Agreement, the remedies provided in this Article X shall be the sole and exclusive remedy for any Losses of Purchaser, Retsky or Rand with respect to this Agreement and any exhibit or schedule attached hereto or any certificate delivered hereunder.

10.3	Remedies.

Purchaser will, at its option, have the right to set off any Losses due to Purchaser under Section 10.1(a) above against (i) any amounts due to Retsky under the Promissory Note, (ii) funds held in the Cash Escrow Account, (iii) the Stock Consideration held in the Cash Escrow Account (the number of shares subject to forfeiture shall be determined by dividing the Losses due to Purchaser under Section 10.1(a) by the Adjusted Price Per Share (as defined below)). Purchaser may require Rand or Retsky to pay such Losses due to Purchaser under Section 10.1(a) above in cash. The Adjusted Price Per Share shall be the average of the closing sale price of Purchaser’s Common Stock as reported by the AMEX for the previous twenty (20) trading days on which it shall have traded ending on the last trading day immediately prior to the date the notice is delivered pursuant to Section 10.4.

10.4	General Claims Provisions

(a) Definitions.  For the purposes of this Agreement, the term “Indemnitee” will refer to the person(s) or entity(ies) indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Sections 10.1 and 10.2. The term “Indemnitor” will refer to the person(s) or entity(ies) having the obligation to indemnify pursuant to such provisions.

(b) Notice.  The Indemnitee will promptly give the Indemnitor notice of any matter which the Indemnitee has determined has given, or could give, rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, the method of computation thereof and the basis for the claim, all with reasonable particularity. Failure to give timely notice of a matter which may give rise to an indemnification claim will not affect the rights of the Indemnitee to collect such claim from the Indemnitor so long as such failure to so notify does not materially adversely affect the Indemnitor’s ability to defend such claim against a third party.

(c) Third-Party Claims.  The obligations and liabilities of the Indemnitor with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article X (“Indemnification”) will be governed by the following additional terms and conditions:

(i) if the Indemnitee receives notice of any Third-Party Claim, the Indemnitee will give the Indemnitor prompt notice of such Third-Party Claim and will permit the Indemnitor, at its option, to assume and control the defense and/or management of such Third-Party Claim at the Indemnitor’s expense and through counsel of its choice, if the Indemnitor (A) gives prompt notice of its intention to do so to the Indemnitee, (B) admits in writing to the Indemnitee that the Indemnitor assumes responsibility for all Losses based upon or arising from such claim (subject to the limitations of Section 10.2 hereof), and (C) has affirmatively waived in writing all defenses the Indemnitor may have against the Indemnitee in respect of such claim;

(ii) if the Indemnitor exercises its right to undertake the defense and/or management of any such Third-Party Claim, the Indemnitee will cooperate with the Indemnitor in such defense and/or management and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under its control relating thereto as is reasonably required by the Indemnitor;

(iii) if the Indemnitor does not exercise its right to undertake the defense and/or management of any Third-Party Claim as provided above, the Indemnitee may, directly or indirectly, conduct the defense and/or management of any such Third-Party Claim in any manner it reasonably may deem appropriate and at the expense of the Indemnitor, and the Indemnitor will cooperate with the Indemnitee in such defense and/or management, and make available to the Indemnitee all witnesses, pertinent records, materials and information in the Indemnitor’s possession or under its control relating thereto as is reasonably required by the Indemnitee;

(iv) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim (A) without the prior written consent of the Indemnitee (not to be unreasonably withheld), unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnitee and could not otherwise reasonably be expected to have a material adverse effect on the Indemnitee and (B) unless the consent or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee on an unconditional release from all liability in respect of the Third-Party Claim;

(v) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld), unless the Indemnitor fails to assume the defense and/or management of the Third-Party Claim in accordance with this Section 10.4(c); and

(vi) the Indemnitee will have the right, at its own cost and expense, to participate in the defense of the Third-Party Claim.

(d) Effect of Materiality Qualifiers.  Although a representation, warranty or covenant of any of the parties to this Agreement may not be deemed breached, inaccurate or in default unless or until a certain standard as to “material”, “materiality”, or “material adverse effect” has been met, for purposes of calculating Losses in connection with this Article X, once such materiality or material adverse effect standard has been met, the Indemnitee will be entitled to indemnification for all Losses arising out of or resulting from such breach, inaccuracy or default of any such representation, warranty, or covenant without giving effect to any such standard.

10.5	Adjustments to Purchase Price

Any indemnification payments received pursuant to this Article X shall be treated, to the extent permitted by law, as an adjustment to the Purchase Price.

ARTICLE XI

TERMINATION

11.1	Termination of Agreement

This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing:

(a) Mutual Consent.  By mutual consent in writing of Purchaser and Retsky;

(b) In Case of Breach.  By Purchaser or Retsky if, in the case of Purchaser, there has been a breach of any covenant or a material breach of the representations and warranties of Rand or Retsky made under this Agreement or if, in the case of Retsky, there has been a breach of any covenant or a material breach of any of the representations and warranties of Purchaser made under this Agreement;

(c) If Purchaser or Rand has Material Adverse Effect.  By Purchaser if there has been a Material Adverse Effect with respect to Rand;

(d) If Certain Conditions Cannot Be Fulfilled.  By Purchaser, if any of the conditions contained in Article VI, or by Retsky, if any of the conditions contained in Article VII, respectively, are impossible to fulfill in all material respects.

Any termination pursuant to this Article XI will not affect the obligations of the parties under Section 8.6 (Public Announcements), Section 9.1 (Securities), Section 9.3 (Confidentiality), Section 11.2 (Procedure Upon Termination), Section 11.3 (Effect of Termination), Section 13.1 (Expenses) and Section 13.7 (Governing Law),

which shall survive any such termination of this Agreement, and will be without prejudice to the terminating party’s legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination.

11.2	Procedure Upon Termination

In the event of termination by Purchaser or Retsky, pursuant to Section 11.1 hereof, written notice thereof shall promptly be given to the other party or parties, and this Agreement shall terminate, and the transactions contemplated hereunder shall be abandoned, without further action by Purchaser or Restky. If this Agreement is terminated as provided herein, each of the parties shall return all documents, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

11.3	Effect of Termination

In the event that this Agreement is terminated as provided herein, then, other than as set forth in the last paragraph of Section 11.1, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination.

ARTICLE XII

TAX MATTERS

12.1	Cooperation on Tax Matters.

Purchaser and Retsky shall cooperate fully as and to the extent reasonably requested by any of the parties to this Agreement, in connection with the filing of Tax Returns pursuant to this Article XII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding. So long as taxable periods of, or related to, Rand ending on or before the Closing Date remain open, Purchaser will promptly notify Retsky in writing of any pending or threatened Tax audits or assessments for which Retsky has or may have liability. Retsky will promptly notify Purchaser in writing of any written or other notification received by Retsky from the Internal Revenue Service or any other Taxing authority of any proposed adjustment raised in connection with a Tax audit, examination, proceeding or determination of a taxable period of Rand ending on or before the Closing Date.

12.2	Tax Returns.

Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of Rand for all Tax periods ending on or before the Closing Date (a “Pre-Closing Period”) and for all Tax periods which begin before the Closing Date and end after the Closing Date, if any, (a “Straddle Period”) that are filed after the Closing Date. Purchaser shall deliver such Pre-Closing Period Tax Returns and Straddle Period Tax Returns to Retsky at least thirty (30) days prior to the due date of such Tax Returns (without taking into account any extensions thereof, unless Retsky determines to file for an extension) for his review. Solely with respect to any Pre-Closing Period Tax Returns, Purchaser shall make all changes reasonably requested by Retsky to the extent that (i) such changes are consistent with the past practice and custom of Rand, (ii) are in accordance with applicable law, and (iii) are provided to Purchaser within fifteen (15) days after Retsky’s receipt of such Pre-Closing Period Tax Returns. Purchaser shall file such Pre-Closing Period Tax Returns on the due date of such Tax Returns (without taking into account any extensions thereof, unless Retsky determines to file for an extension). Retsky shall pay to Purchaser or Rand, as an adjustment to the Purchase Price, an amount equal to all Taxes shown to be due on a Pre-Closing Period Tax Return and the portion of such Taxes shown to be due on a Straddle Period Tax Return which relates to the portion of such Straddle Period ending on the Closing Date within fifteen (15) days after the receipt of a bill from Purchaser for such Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable with respect to a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or gross receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

12.3	Defense of Tax Claims.

(a) Notwithstanding any other provision in this Agreement to the contrary, if any third party shall notify Purchaser with respect to any matter relating to Taxes (a “Tax Claim”), which may give rise to a claim for indemnification against Retsky pursuant to Section 10.1, then the Purchaser shall promptly notify Retsky thereof in writing; provided, however, that no delay on the part of the Purchaser shall relieve Retsky from any obligation hereunder unless (and then solely to the extent) Retsky thereby is prejudiced.

(b) Retsky will have the right to defend Purchaser or Rand, as the case may be, against the Tax Claim with counsel of its choice reasonably satisfactory to Purchaser so long as (i) Retsky notifies Purchaser in writing within fifteen (15) days after Purchaser has given notice of the Tax Claim that Retsky will indemnify Purchaser or Rand, as the case may be, from and against the entirety of any adverse consequences Purchaser or Rand may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Tax Claim, (ii) Retsky provides Purchaser with evidence acceptable to Purchaser that Retsky have the financial resources to defend against the Tax Claim and fulfill his indemnification obligations with respect to the Tax Claim, (iii) settlement of, or an adverse judgment with respect to, the Tax Claim will not establish a precedential custom or practice adverse to the continuing business interests of Rand or otherwise have an adverse effect on Purchaser or Rand’s Tax position for periods beginning on or after, or including, the Closing Date, and (iv) Retsky conducts the defense of the Tax Claim actively and diligently.

(c) So long as Retsky is conducting the defense of the Tax Claim in accordance with Section 12.3(b) above, (i) Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim, and (ii) Retsky may not consent to the entry of any judgment or enter into any settlement with respect to the Tax Claim without the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed.

(d) In the event any of the conditions in Section 12.3(b) above is or becomes unsatisfied, (i) Purchaser may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Tax Claim in any manner it reasonably may deem appropriate (and Purchaser need not consult with, or obtain any consent from, Retsky in connection therewith), (ii) Retsky will reimburse Purchaser promptly and periodically for the costs of defending against the Tax Claim (including reasonable attorneys’ fees and expenses), and (iii) Retsky will remain responsible for any adverse consequences Purchaser or Rand may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Tax Claim to the fullest extent provided in this section.

12.4	Certain Taxes and Fees

All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be paid by Retsky when due and Retsky shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

12.5	Code Section 338(h)(10) Election

At the election of Purchaser, Retsky shall join with Purchaser in making a timely election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of Rand pursuant to this Agreement (collectively, the “Election”). If the Election is made, Retsky and Purchaser shall cooperate for the purpose of effectuating a timely and effective Election, including, without limitation, the execution and filing of any required forms or returns (each such form or return, a “338 Election Form”). The Election shall be filed based upon the purchase price allocation determined by Purchaser and consented to by Retsky (which consent shall not be unreasonably withheld, delayed or conditioned). Retsky, Purchaser, and Rand shall file all Tax Returns and information reports in a manner consistent with such allocation, as adjusted to take into account the Tax Adjustment as set forth in Section 12.6 of this Agreement. On or prior to March 1, 2007, Purchaser shall prepare and deliver to Retsky all required 338 Election Forms. Retsky shall execute all such forms and other documents required to be executed by him in connection with the Election as set forth in instructions provided by Purchaser and deliver the same to Purchaser within fifteen (15) days of the receipt of such forms and other documents. If a 338 Election Form is required to be filed prior to the final determination of the Tax Adjustment, Purchaser will execute such 338 Election Form and deliver it to Retsky at least thirty (30) days prior to the last date on which such 338 Election Form may be filed, and Purchaser shall file such 338 Election Form using the information then available, and Purchaser and Retsky shall amend such 338 Election Form as necessary upon the final determination of the Tax Adjustment. The Purchaser shall be responsible for filing all 338 Election Forms with the proper Governmental Authorities, provided that Retsky shall be responsible for filing any 338 Election Form that must be filed with a Tax Return that Retsky is responsible for preparing and filing.

12.6	Tax Adjustment.

If pursuant to Section 12.5 of this Agreement, the Purchaser elects to make the Election, Retsky shall include any income, gain, loss or deduction or other Tax item resulting from the Election on his Tax Returns to the extent required by applicable Law. In addition, the Purchase Price shall be increased by an amount equal to the aggregate excess Tax cost (federal, state, local and foreign Taxes included) of Retsky incurred as a result of making the Election described in Section 12.5 above. Retsky’s excess Tax cost for purposes of this Section 12.6 shall be determined by Retsky’s independent certified public accountant based on Retsky’s federal, state, local and foreign Taxes for the year with respect to which the Election is made, determined with and without the effect of the Election. No later than fifteen (15) days after Purchaser notifies Retsky of Purchaser’s intention to make an Election, Retsky shall deliver to the Purchaser a calculation of the excess Tax cost as determined in accordance with this Section 12.6 (i.e., the amount by which Retsky’s Taxes calculated with the effect of the Election exceed Retsky’s Taxes calculated without the effect of the Election) along with such other information as reasonably required by Purchaser to confirm the amount of the excess Tax cost and the Tax Adjustment (as defined herein). The excess Tax cost shall be grossed up at Retsky’s effective tax rate for the year in which the Election is made, with the aggregate of the excess tax cost and the gross-up amount referred to as the “Tax Adjustment”. It is the intent of the parties that the Tax Adjustment shall be equal to the amount necessary such that Retsky shall be no worse off, on an after-tax basis, than had the Election not been made. The Purchaser shall notify Retsky within fifteen (15) days of the receipt of such calculation of any objections to such calculation. If the Purchaser objects to the calculation, then the Purchaser and Retsky shall attempt to resolve any disputes; provided, however, that if they are unable to do so within fifteen (15) days after the Retsky’s receipt of notice of an objection, such disputed items shall be submitted to a mutually acceptable independent accounting firm for final determination, which shall be binding upon the Purchaser and Retsky. The Purchaser shall pay to Retsky the amount of the Tax Adjustment no later than fifteen (15) days after the later of (x) the filing of the Election or (y) final determination of the Tax Adjustment. The payment of the Tax Adjustment shall be treated as a purchase price adjustment. If a subsequent determination is made that the Election was not available with respect to the transactions contemplated by this Agreement, Retsky shall promptly pay to the Purchaser an amount equal to the Tax Adjustment previously received by him from the Purchaser.

ARTICLE XIII

MISCELLANEOUS

13.1	Transaction Expense Obligations

Except as set forth herein and in Section 12.4, each Party shall pay their own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein.

13.2	Amendment and Modification

The Parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

13.3	Entire Agreement Defined

This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof in connection herewith contains the entire agreement of the Parties with respect to the transactions contemplated hereby, and supersedes all prior understandings and agreements (oral or written) of the Parties with respect to the subject matter hereof. The Parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other Party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

13.4	Interpretation

When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The section headings and captions contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge” when applied to any Person, shall mean the actual knowledge of such Person after due inquiry; provided that, if such Person is an entity, the actual knowledge of its officers and directors (including that of Retsky in the case of Rand) after due inquiry shall be imputed to such Person.

13.5	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of a facsimile of this Agreement shall have the same effect as the delivery of the original.

13.6	Notices: Names and Addresses

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) three (3) days after deposited with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by written notice to the other Parties):

If to Rand:

Marvin I. Retsky, M.D.
1633 Erringer Rd
Simi Valley, CA 93065

with a copy to:

Harrington, Foxx, Dubrow & Canter, LLP
1055 West Seventh Street, 29th Floor
Los Angeles, CA 0017-2547
Attn: Martin C. Kristal

If to Purchaser:

Orion HealthCorp Inc.
1805 Old Alabama Road Suite 350
Roswell, GA 30076
Fax: (678) 832-1888
Attn: Terrence L. Bauer, CEO

with a copy to:

Benesch, Friedlander, Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, OH 44114-2378
Fax: (216) 363-4588
Attention: Ira Kaplan

Any Party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given on the date delivered.

13.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California as though made and to be fully performed in that State without regard to conflicts of laws principles. No Party to this Agreement shall commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for the breach of or default under this Agreement or otherwise arising under or by reason of this Agreement, other than in the federal or state courts located in the County of Los Angeles in the State of California. Each of the Parties irrevocably consents and submits to the jurisdiction and venue of the federal or state courts located in the County of Los Angeles in the State of California and waives any and all objections to the jurisdiction that they may have under the laws of any state or of the United States.

13.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13.9	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior consent of the other Parties, and any attempt to do so will be void, except (i) for assignments and transfers by operation of law and (ii) that Purchaser may assign any or all of its rights, interests and obligations hereunder to (A) an affiliate or wholly-owned subsidiary, provided that any such affiliate or subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (B) any post-Closing purchaser of all of the issued and outstanding stock of Purchaser or a substantial part of its assets or (C) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.10	Binding Effect; No Third Party Beneficiaries

This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against Rand and Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other Person any legal or equitable rights hereunder; provided that Purchaser’s lenders may rely on the representations, warranties and covenants of Rand contained herein.

13.11	Negotiation Representations

Each Party expressly represents and warrants to all other Parties hereto that (i) before executing this Agreement, said Party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (ii) said Party has relied solely and completely upon its or his own judgment in executing this

Agreement; (iii) said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (iv) said Party has acted voluntarily and of its or his own free will in executing this Agreement; (v) said Party is not acting under duress, whether economic or physical, in executing this Agreement; and (vi) this Agreement is the result of arm’s-length negotiations conducted by and among the Parties and their counsel.

13.12	Waiver

No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and the rights and remedies of the parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by any of Purchaser or Rand or either of them, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other affected Party or Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.13	Further Assurances

At any time and from time to time (including after the Closing), upon reasonable request of Purchaser, Rand shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as Purchaser may deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to the assets and properties of Rand.

13.14	Schedules and Exhibits

The disclosures in the schedules and exhibits attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein. Any matter disclosed by Rand on any one Schedule with respect to any representation, warranty or covenant of Rand shall be deemed disclosed for purposes of all other representations, warranties or covenants of Rand to the extent that it is reasonably apparent from such disclosure that is also relates to such other representations, warranties or covenants, and to the extent any matter disclosed on any Schedule conflicts with any representation, warranty or covenant of Rand contained in this Agreement, this Agreement will control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

Orion HealthCorp, Inc.

By:	/s/ Terrence L. Bauer
Terrence L. Bauer, CEO

/s/  Marvin I. Retsky
Marvin I. Retsky, M.D.

Rand Medical Billing, Inc.

By:	/s/ Marvin I. Retsky
Marvin I. Retsky, M.D.
President and CEO